Exhibit 99.1
NEWS RELEASE

IDACORP, Inc. Announces First Quarter 2012 Results,
Maintains 2012 Earnings Guidance

BOISE, Idaho, May 3, 2012 -- IDACORP, Inc. (NYSE: IDA) reported first quarter 2012 net income attributable to IDACORP of $24.9 million, or $0.50 per diluted share, compared to $29.7 million, or $0.60 per diluted share in the first quarter of 2011. IDACORP is maintaining its 2012 full year earnings guidance in the range of $3.00 to $3.15 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported first quarter 2012 net income of $25.8 million, compared to $29.8 million in the first quarter of 2011.

“First quarter earnings were in line with our internal expectations and typical first quarter results,” said IDACORP, Inc. President and Chief Executive Officer LaMont Keen. “They are lower than last year's first quarter when a larger amount of additional investment tax credits were recorded. Reduced sales volumes due to warmer-than-normal temperatures and increased operating and maintenance expense also contributed to the change from the prior year.”

“On April 11, Idaho Power's newest generation resource achieved a key milestone. Our 300-megawatt Langley Gulch natural gas-fired base load power plant successfully conducted its 'first fire' operating test. The company has requested recovery of the Langley Gulch investment in base rates effective with the plant's in-service date, scheduled for July 1. This recovery would coincide with the plant's availability to serve summer peak loads,” added Keen.

Performance Summary

A summary of financial highlights for the quarters ended March 31, 2012 and 2011, is as follows (in thousands except per share amounts):

	Quarter ended
	March 31,
	2012	2011
General business revenues	$197,429	$203,272
Total operating revenue	241,140	251,494
Total operating expenses	198,796	201,403
Income from operations	42,344	50,091
Net income attributable to IDACORP	24,930	29,740
Average outstanding shares - diluted	49,905	49,356
Earnings per diluted share	$0.50	$0.60

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the quarter ended March 31, 2011 to March 31, 2012 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - March 31, 2011		$29.7
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including pension expense recovery,
power cost and fixed cost adjustment mechanisms	$5.1
Changes in sales volumes	(2.8)
Increase in other operating and maintenance expenses:
Pension and payroll-related expenses	(5.3)
Purchased services and software-related expenses	(2.5)
Increased depreciation expense	(1.1)
Increased property taxes	(0.9)
Increase in earnings at Bridger Coal Company	3.4
Increase in allowance for funds used during construction (AFUDC)	3.0
Other net increases	0.2
Change in additional amortization of Accumulated Deferred
Investment Tax Credit (ADITC)	(3.0)
Changes in other income tax expense	(0.1)
Total decrease in Idaho Power net income		(4.0)
Other net decreases (net of tax)		(0.8)
Net income attributable to IDACORP, Inc. - March 31, 2012		$24.9

Idaho Power net income decreased $4.0 million for the quarter, largely as a result of a $3.0 million decrease in the use of additional ADITC for the quarter. The amount of additional ADITC used is based on Idaho Power's Idaho-jurisdiction earnings projections for the full year, evenly divided by quarters. Also adding to the decrease in net income were increases in other operating and maintenance (O&M) expense, depreciation and property taxes, and lower sales volumes. The O&M increase was partially offset by revenues generated from increased rates. Also helping to offset the increases in costs were improved earnings at Bridger Coal Company

(BCC) due to increased sales volumes and coal prices, decreased interest expense on long-term debt, and increases in AFUDC, which represents the cost of financing construction projects with borrowed and equity funds.

On January 1, 2012 and June 1, 2011, Idaho Power implemented rate orders increasing Idaho base rates and reducing power cost adjustment (PCA) rates. These rate changes collectively reduced Idaho-jurisdiction revenues approximately $2.9 million for the quarter when compared with the same period in the prior year. The revenue impact of certain rate changes was directly offset by changes in operating expenses. For example, Idaho PCA amortization expense was reduced by $22.3 million for the quarter compared to the same period of 2011 due to the decrease in the corresponding Idaho PCA true-up rate. The rate changes, combined with changes in power supply costs and net of the PCA mechanisms, increased operating income by approximately $5.1 million for the quarter. The rate increase that took effect on January 1, 2012 in the Idaho jurisdiction is more heavily allocated to the summer months than to the winter months through the IPUC-approved rate design; therefore, Idaho Power expects that the rate increase will have a greater impact on second and third quarter revenues.

Relatively mild weather during the first quarter of 2012 reduced heating demand, lowering operating income by $2.8 million. Increased payroll-related costs of $5.3 million were primarily a result of a $3.0 million increase in pension expense for the first quarter of 2012. Costs of consultants and software-related costs increased $2.5 million during the first quarter of 2012, a significant portion of which relates to a lower reimbursement from the U.S. Department of Energy for Smart Grid-related items in 2012 compared to 2011. Depreciation expenses and property tax costs increased by $1.1 million and $0.9 million, respectively, for the first quarter of 2012 relative to the first quarter of 2011 due to increased plant in service as well as increased property tax rates. The increased pension expense was concurrent with the regulatory authorization to recover these costs through rates.

2012 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is re-affirming its earnings guidance estimate for 2012 in a range of $3.00 to $3.15 per diluted share. The 2012 guidance incorporates all of the key operating and financial assumptions listed below and assumes that the Langley Gulch power plant is commercially available as of July 1, 2012 with Idaho Power earning a return on the plant commencing on that date. This also includes an estimated use of additional accumulated deferred investment tax credits of less than $5 million in 2012.

2012 Estimates
	Current (3)	Previous (4)
Idaho Power Operation & Maintenance
Expense (millions)	No Change	$325-$335
Idaho Power Additional Amortization of ADITC	No Change	Less Than $5 Million
Idaho Power Capital
Expenditures (millions) (1)	No Change	$230-$240
Idaho Power Hydroelectric
Generation (million MWh's) (2)	No Change	7.5-9.5
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	No Change	$0-$3

(1) The 2012 range for capital expenditures includes the completion of the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, net of ongoing payments from third parties participating as joint funders in the permitting project for future expenditures.

(2) The estimated hydroelectric generation range is based on reservoir storage levels and forecasted weather conditions as of March 31, 2012.
(3) As of May 3, 2012.
(4) As of February 22, 2012, the date of filing of IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended December 31, 2011.

More detailed financial information will be provided in IDACORP's Quarterly Report on Form 10-Q to be filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5380 for listen-only mode. The passcode is 81885724. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power Company, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West

Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power Company employs approximately 2,000 people who serve nearly 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include earnings guidance and estimates of key operating and financial metrics. In addition, any other statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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